<<<LifePoint Logo>>>						CORPORATE HEADQUARTERS
									1205 South Dupont Street
									Ontario, CA 91761
									Tel: 909-418-3000
									Fax: 909-418-3003



November 20, 2003

Dear Stockholders and Friends of LifePoint:

   It gives me great pleasure to report that LifePoint has made good progress on the re-start plans we outlined in our last letter in August 2003. Our major focus has been first, to hire the experienced personnel to help LifePoint achieve it goals; next, to successfully re-launch the IMPACT Test System with an enhanced, updated product, and then to implement a definitive, focused plan to facilitate rapid market acceptance of the product. Since our last letter, the Company has accomplished the following:

* Obtained stockholder approval for and completed the second close of a $13 million financing, consisting of two parts: $8.8 million in new cash and conversion of $4.2 million in secured debt to equity.

* Successfully renegotiated over $3 million in unsecured debt to pay out less than $1.5 million during the first 12 months of renewed operations.

* Hired proven professionals for: Vice President of Operations, Director of QSR and Regulatory and Instrument Production Manger/ Manufacturing Engineer.

* Appointed Stan Yakatan as Chairman of the Board and added Nuno Brandolini as an independent director.

* Received a patent for enhancing THC (marijuana) immunochemical assays.

Financing

  Achieving the two objectives needed for LifePoint to meet the criteria for the second close of our recent financing was the critical starting point for our revised efforts to help us to continue the introduction, manufacturing and marketing of the LifePoint(r) IMPACT(r) Test System. As soon as LifePoint completed the consent statement review process with the SEC, we quickly finalized and mailed the consent to our shareholders. Additionally, during this time, we also continued to negotiate with our unsecured vendors to meet the goal to pay less than $1.5 million on over $3 million of outstanding payables during the 12 months following restart of operations. We accomplished both of those tasks in mid September, and were able to complete our $13 million financing on September 24, 2003. This financing consisted of two parts, new cash into LifePoint of over $8.8 million, and conversion of all secured debt of a little more than $4.2 million into equity. This financing significantly improved our balance sheet over our status in January 2003. At this time, not only do we have more cash, but also we will have substantially reduced our unsecured payables for the next 9 months by over $750K through the unsecured creditor settlement program, in addition to eliminating our secured debt of over $4.2 million. This financing allowed LifePoint to begin implementation of our re-start plan.

Human Resources

   Our first objective was to hire the experienced personnel with the prerequisite skills to move LifePoint to the next stage of its life. Although all of the senior and key employees remained with LifePoint through the difficult period until financing was obtained, we still needed to hire some key employees.

   Mr. Kevin McNerney was hired as VP of Operations and he will oversee product manufacturing, manufacturing engineering, materials planning, purchasing, distribution and warehousing. Mr. McNerney has over 20 years experience in both the medical device and pharmaceutical industries, with hands-on experience in start-up organizations and fortune 100 companies. Since November 2000, Mr. McNerney held several key positions, including Vice President of Operations, at Power Medical Intervention. Prior to that, Mr. McNerney was Vice President of Operations at Premier Laser Systems, and Director of Corporate Engineering at Leiner Health Products. From 1994 until 1999, Mr. McNerney held various manufacturing positions at B.Braun / McGaw, Mentor Corporation, Pharmaseal Division of Baxter HealthCare, Surgikos Division of Johnson & Johnson and Kendall Company. His successes include product automation and process scale-up, MRP implementation, and ISO 9001 certification, all critical skills that will be needed at LifePoint over the next 18 months. We are excited about the depth and breadth of experience that Kevin adds to our senior management team.

   In addition to Kevin, we have also added David B. Goldberg, Ph.D. as Director of Regulatory and Quality Systems. David has over 16 years of experience in the pharmaceutical, biologic and clinical care industry.
Dr. Goldberg was recently the Director of Validation and Toxicology for Alpha Therapeutic Corporation, where he managed corporate quality validation for all facility, new manufacturing processes, computer, quality control and equipment validations required for all FDA submissions and license approvals. David concurrently held the position of Director of Toxicology and was responsible for all Research and Development Quality Assurance activities.

   We appointed a new director, Nuno Brandolini, to represent the largest investor in LifePoint, and have appointed Stan Yakatan as our Chairman. Stan Yakatan has extensive experience in sales, marketing and business development and as a Chairman and CEO in a variety of diagnostic, biotechnology and pharmaceutical companies. Stan is Chairman, President and Chief Executive Officer of Katan Associates, and he is also Chairman of BioComm, an Australian-based venture capital group. From 1969 to 1994, Mr. Yakatan advanced to executive officer positions with Sandoz, New England Nuclear, Dupont, ICN Pharmaceuticals, and New Brunswick Scientific. Stan has proven expertise in building successful businesses and his extensive global contacts should be beneficial in helping to quickly transition the significant international interest in the IMPACT Test System into a profitable business. More importantly, I will now be able to relinquish the demands of the Chairman position, and have more time to focus on the execution of our business plan. Lastly, the addition of a non-executive Chairman is consistent with the current trend of companies to improve corporate governance.

   We have also successfully hired experienced middle management including instrument production manager / manufacturing engineer and QA/QC manager.

   With these additions, the senior and key management team is in place, although we are still looking for a few additional middle management positions in operations. Until some of these hires are completed, LifePoint may find it difficult to quickly ramp up our product production. We continue to fill all immediate needs with either consultants or other employees on an interim basis. However, we are confident that we will be able to continue to hire the skilled personnel needed to assure that LifePoint continues to be able to scale up the manufacturing and to quickly implement our sales efforts in the field.

Manufacturing & Product Support

   Our second objective is to successfully re-launch the IMPACT Test System. As we outlined in our last letter, during our cash constrained period, we completed testing the product enhancements made in January and finished our first round of design and process improvement to improve product performance, improve product reliability and manufacturability, and start to reduce manufacturing costs.

   In order to accomplish this, we had to complete negotiations with some vendors that were still not producing parts for LifePoint as late as the end of September. This was a little longer than expected and has put us slightly behind in our start-up plan. However, we have now successfully completed negotiations with these vendors, and we are receiving the needed parts and supplies. In October, we re-initiated manufacturing, and have now manufactured several lots of the enhanced disposable Saliva Test Modules and improved instruments. This allowed us to initiate the internal testing and validation of the changes made in the product design. We are still in the process of completing the internal part of the testing and validation of those changes, but we have also just started some external validations as well. Although we have now re-initiated manufacturing of the enhanced instruments and disposables, our plan is that we will not aggressively scale-up production until we have not only fully tested and validated the system internally, but also have validation from our field test sites.

   As we outlined in our August letter, only after these validations have been completed, we will then get the enhanced product into the hands of current customers and distributors. Therefore, we would expect to be making shipments of instruments during the quarter starting January 1, 2004 at the earliest. The initial focus is to support the current instruments in the field that might require a field upgrade or instrument replacement.

   The great news is that the testing to date indicates that the product design changes have effected the product improvements we expected, especially as relates to aspiration, although we still have more extensive field-testing to complete the field validation. We believe that we are well on our way to meeting our second major objective, to provide our customers and distributors with an enhanced, proven test system as quickly as possible.

   We continue to validate our new automated Manufacturing Resource Planning System. This software should reduce our working capital requirements, by improving our ordering patterns of raw materials and parts so that we enhance our ability to meet market demand without incurring excess inventory. It will also give us more immediate and better visibility to the status of materials, work-in-progress, and final product inventory on a daily basis.

Regulatory / Quality Assurance

   Although we had expected to be able to submit the additional data needed to complete our FDA 510(k) submissions during October, the delays in both hiring personnel and in resolving vendor issues have put us a little behind in meeting that objective. We do expect to complete our submissions shortly (May mislead). It is now expected that FDA clearance would not occur any sooner than early next year. Keep in mind that FDA clearance is not material to LifePoint's initial sales efforts.

Sales & Marketing

   We have now met with some of our international distributors and customers and the good news is that the European market demand for the LifePoint IMPACT Test System is still very strong. Although we updated and focused our business and marketing plans, we are now developing our tactical plans in conjunction with our distributors in order to quickly generate maximum sales and reach profitability at the lowest cost and with the least amount of risk.

   Our revised focus remains first the international markets since the customer demand continues to be very strong. Over the last 6 months, our current or pending distributors have remained committed to LifePoint, as we expect to finalize a significant number of distribution agreements shortly. Our distributor network covers twenty-five countries in Europe and the Pacific Rim. Some international distributor and customer evaluations will need to be repeated and others re-started for completion. The meetings with our core distributors in Western Europe have gone well and they are anxious to re-start these numerous customers and country evaluations, as soon as their own testing is complete.

   Once LifePoint has completed the re-launch of its product into the large international markets, we will then focus on our other priority sales opportunity, the industrial workplace, prior to spending a lot of time on the US law enforcement market. LifePoint believes, based on our initial marketing and sales pilot programs last fall and winter, that the US market receptivity for the IMPACT Test System is greatest in the industrial market, and it has the added benefit of a rapid sales cycle.


Financials for Quarter Ended September 30, 2003

   The initial $2 million investment in July enabled us to cautiously restart operations, and the September completion of the financing permitted us to deal with most of our suppliers and to begin to recall many of our employees. With a late start in the second quarter our rate of expenditure was still well below that of prior years. The net loss of $382 thousand for the quarter included gains of $278 thousand resulting from the favorable settlement of a lawsuit and $724 thousand from settlements of old accounts payable, without which the loss for the quarter would have been $1.4 million, or ($0.04) per share, as compared to $3.9 million in the same quarter the previous year, or ($0.11) per share. For the six months, the loss was $2.4 million as compared to $7.2 million the previous year.

   There has been no sales revenue during the current year. With the ramp-up of operations still in process it would be unrealistic to expect any material sales revenue in this current quarter.

   Our cash balance at the end of the quarter was $6.1 million after having favorably settled many of our old accounts payable and was close to our plan.

   With the completion of the recent financing, and the continued commitment of the staff, investors, distributors and customers, the management team remains confident that the Company's activities will culminate in long-term added value for the stockholders. With the recent addition of, experienced personnel, the re-launch of an enhanced product that the market is still patiently waiting for, and a revised, focused business plan, LifePoint management looks forward to an exciting second half of fiscal 2004. We remain very positive about the prospects, progress and future of LifePoint

   We will continue to do our best to keep all of you apprised of what is happening at LifePoint through press releases, stockholder updates, conference presentations and our web site. Thank you again for your time.

Sincerely,

/s/Linda H. Masterson

Linda H. Masterson
Chief Executive Officer and President